EXHIBIT 28(a)

REPORT OF INDEPENDENT AUDITORS TO THE MEMBERS OF WELLMAN INTERNATIONAL LIMITED

We have audited the accompanying consolidated balance sheets of Wellman International Limited and subsidiaries at 31 December 1999 and 1998, and the related consolidated profit and loss accounts for each of the three years in the period ended 31 December 1999, all expressed in Euro and prepared in accordance with accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the company's directors. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Ireland which do not differ significantly from generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the consolidated financial position of Wellman International Limited and Subsidiaries at 31 December 1999 and 1998, and the consolidated results of operations for each of the three years in the period ended 31 December 1999 in conformity with accounting principles generally accepted in the United States of America.

KPMG

Chartered Accountants

Registered Auditors

Dublin, Ireland

8 February 2000